EXHIBIT 10.17
CONFIDENTIAL
EXECUTION VERSION
PATENT LICENSE AGREEMENT
     This Patent License Agreement, dated as of March 30, 2007 (the “Patent License Agreement”), is by and among Purdue Pharma L.P., a Delaware limited partnership, The P.F. Laboratories, Inc., a New Jersey corporation, Purdue Pharmaceuticals L.P., a Delaware limited partnership (the foregoing are individually and collectively referred to as the “Purdue Companies”), and IMPAX Laboratories, Inc., a Delaware corporation (“IMPAX”). The Purdue Companies and IMPAX are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
WITNESSETH:
     WHEREAS, the Purdue Companies are the owners of United States patent numbers 5,549,912, 5,508,042 and 5,656,295 (the “Purdue Patents”), relating to and protecting controlled-release oxycodone products, including the product OxyContin®, a controlled-release oxycodone product; and
     WHEREAS, certain of the Purdue Companies and IMPAX (i) are involved in litigation, Civil Actions Nos. 02 CV 2803, 02 CV 7569, 02 CV 8036 (SHS) (SDNY), and (ii) were involved in Civil Action NO. 02-1481 (JJF) (D.Del.), which action was dismissed without prejudice (the actions referred to the clauses (i) and (ii) above are collectively referred to herein as, the “Actions”), concerning, inter alia, the validity and enforceability of the Purdue Patents, as well as the infringement by IMPAX of the Purdue Patents resulting from IMPAX’s requesting approval from the United States Food and Drug Administration (the “FDA”) of generic versions of OxyContin® products through their submission of ANDA No. 76-318 and ANDA No. 76-446, along with all amendments and supplements thereto (collectively referred to herein as the “IMPAX ANDA”), and IMPAX’s subsequent manufacture, use, sale, offer to sell or importation of oxycodone pursuant to the IMPAX ANDA; and
     WHEREAS, the Purdue Companies and IMPAX have entered into a settlement agreement, dated as of the date hereof (the “Settlement Agreement”), to resolve the Actions and as a result of and pursuant to the Settlement Agreement, the Purdue Companies desire to grant to IMPAX certain limited license rights under the Purdue Patents to manufacture, use, offer to sell, sell and have sold generic versions of OxyContin® products described in IMPAX ANDA in the United States.
     NOW THEREFORE, the Parties agree as follows:
     1. License Grant; Option.
          (a) Grant of License. The Purdue Companies hereby grant to IMPAX a non-exclusive, royalty-free, non-transferable (except as provided in Sections 1(d) and 12 below) license of limited duration under the Purdue Patents to make, have made, use, offer to Sell (as defined below), Sell and have Sold not more than that number of bottles each containing 100 tablets (“Bottles”) equal to the difference between (i) 523,000 minus (ii) the number of Bottles Sold by IMPAX, DAVA Pharmaceuticals, Inc. (“DAVA”) or any party acting on their behalf from March 1, 2007 until and including the day which immediately precedes the date the License period described below commences (the “License Amount”), allocated among dosage strengths as set forth in Section 1(b) below, of the generic versions of OxyContin® products specifically described in, and sold under, the IMPAX ANDA as approved as of the Signing Date (the “IMPAX Product”) in the United States (the “License”), during the period commencing at 12:01 a.m., New York City time, on the Signing Date and terminating upon the earlier of (the “License Termination Date”): (i) 11:59 p.m., New York City time on June 14, 2007; and (ii) the date upon which this Patent License Agreement is terminated in accordance with Section 10 hereof. For purposes of Sections 1(a), 1(b) and 1(d) hereof, the terms “Sell, “Selling”, or “Sold” mean selling and shipping by IMPAX, DAVA, or any party acting on their respective behalves to a third party bona fide purchaser for commercial sale. For the avoidance of any doubt, sales and shipments of Bottles by IMPAX to DAVA for subsequent selling and shipping to a third party bona fide purchaser for commercial sale under a sublicense validly granted by IMPAX to DAVA under Section 1(d) shall be permitted under the terms and conditions of this Patent License Agreement until the License Termination Date and shall be excluded for purposes of determining the Bottles Sold hereunder.
          (b) The Bottles Sold by IMPAX, DAVA or any party acting on their respective behalves, from March 1, 2007 through the License Termination Date shall be allocated according to dosage strength such that the quantity of Bottles Sold of each dosage strength shall not vary by more than twelve and one half percent (12.5%) from the number of Bottles set forth next to each dosage strength in Schedule 1 hereto; provided, that such variations, in the aggregate, may not increase the License Amount or increase the aggregate number of labeled kilograms of oxycodone hydrochloride in the Bottles Sold pursuant to this License above 349 kilograms per 100,000 Bottles Sold.

          (c) Immediately upon the occurrence of the License Termination Date, all solicitations for sale of IMPAX Product, offers to sell IMPAX Product, sales of IMPAX Product and shipments IMPAX Product into interstate commerce for commercial sale in the United States under the License shall cease as set forth in Section 2 hereof. During the period of the License, IMPAX shall use its commercially reasonable efforts to sell the License Amount. Nothing herein will prohibit IMPAX from making, having made, using, selling, or offering for sale, any IMPAX Product, after the Terminal Date and subject to the provisions of the Settlement Documents.
          (d) IMPAX shall have no right to sublicense the license rights granted herein except to grant only the limited, non-transferable right to Sell, offer to Sell and distribute IMPAX Product permitted to be Sold hereunder to DAVA under the terms and conditions of this Patent License Agreement. Except as expressly granted herein, no other right, written or oral license or sublicense, covenant not to sue, waiver or release of future infringement of other written or oral authorization is granted or implied by this Patent License Agreement. The Purdue Companies reserve all rights not expressly granted herein, including the right to sue for patent infringement for sales that are not permitted pursuant to the License or the Supplemental License (as defined in the Supplemental License Agreement), except to the extent such suit is prohibited by Section 8(b) hereof. For the avoidance of any doubt, nothing herein shall preclude the Purdue Companies, for themselves or through a third party acting on their behalf, from soliciting offers for sale, offering for sale, selling, shipping or causing to be shipped a generic version of OxyContin® produced under NDA No. 20-553 (“Generic NDA Equivalent”).
          (e) Supplemental License Agreement. Subject to compliance by IMPAX and, subject to Section 11, all entities acting on IMPAX’s behalf with the terms of this Patent License

Agreement and, in the case of IMPAX, the Settlement Agreement, including, without limitation, the provisions of Section 2 hereof, IMPAX and the Purdue Companies shall enter into a Supplemental License Agreement in the form of Exhibit A hereto (the “Supplemental License Agreement”). Such Supplemental License Agreement shall be executed by the Parties on, and shall become effective as of, November 27, 2007; provided, however, that the Purdue Companies shall have the right to designate an earlier execution and effective date with IMPAX’s written consent.
     2. Effective Date and Termination Date. (a) The provisions of Sections 1, 2, 3(a), and 4 through 20 of this Patent License Agreement shall become effective on the Signing Date. All other provisions of this Patent License Agreement shall become effective on the Effective Date, as defined in the Settlement Agreement. The Patent License Agreement and all rights granted to IMPAX under the License (including any permitted sublicense thereof) will terminate on the License Termination Date; provided, however, that nothing herein shall limit any rights granted to IMPAX pursuant to an effective Supplemental License Agreement. Without limiting the foregoing, from and after the License Termination Date until the Terminal Date, except as otherwise expressly provided in the Supplemental License Agreement, IMPAX may not solicit offers for, offer to sell, sell, ship, or cause to be shipped or distributed, or indemnify others regarding or participate in the profits of others arising from the sale of any controlled-release oxycodone product that (i) is covered by the IMPAX ANDA or (ii) otherwise infringes any of the claims of any of the Purdue Patents, including without limitation any sales or shipments from IMPAX of IMPAX Product into interstate commerce for commercial sale in the United States, including without limitation any sales or shipments from IMPAX to DAVA; provided, however, that this sentence shall not be deemed to be breached in connection with any IMPAX Product that is shipped to a bona fide purchaser for commercial sale by IMPAX or DAVA, as permitted under this Patent License Agreement, prior to the License Termination Date. Except as otherwise provided in the Supplemental License Agreement, from and after the License Termination Date until the Terminal Date, IMPAX shall prohibit DAVA or any licensee, distributor, or any other party acting in a similar capacity to DAVA, from soliciting offers for, offering to sell, selling, shipping, or causing to be shipped, IMPAX Product into interstate commerce for commercial sale in the United States; provided, however, that this sentence shall not be deemed to be breached in connection with any IMPAX Product that is shipped by DAVA to a bona fide third party purchaser for commercial sale, as permitted under this Patent License Agreement, prior to the License Termination Date. Promptly after the License Termination Date, IMPAX shall segregate the IMPAX Product and conspicuously place a sign where it can easily be seen at the location in IMPAX’s facility where the IMPAX Product is separately held, identifying the IMPAX Product as not available for sale or distribution. Following the License Termination Date, IMPAX shall deliver to the Purdue Companies certificates from the Chief Financial Officer of IMPAX or any other executive officer of IMPAX certifying (i) that IMPAX ceased soliciting offers for, offering to sell, selling, shipping or causing to be shipped or distributed, or indemnifying others regarding or participating in the profits of others arising from the sale of any controlled-release oxycodone product specified in clause (i) and (ii) herein (and has instructed DAVA to cease soliciting offers for, offering to sell, selling, shipping or causing to be shipped or distributed), IMPAX Product into interstate commerce for commercial sale in the United States on or before the License Termination Date, (ii) the number of Bottles of IMPAX Product in each dosage strength sold by IMPAX from March 1, 2007 to the License Termination Date, (iii) that no sales resulting in sales above the Licensed Amount were made by IMPAX prior to the License Termination Date, (iv) that all inventories of IMPAX Product in IMPAX’s possession or control and remaining on the License Termination Date have been quarantined and (v) that it has requested a certificate from DAVA and any party acting on IMPAX’s or DAVA’s behalf making the certifications referred to in clauses (ii) through (v) above with respect to DAVA or such party. The certifications referred to in clause (i) above shall be delivered two (2) business days following the License Termination Date and the certifications referred to in clauses (ii)-(v) above shall be delivered within ten (10) calendar days following the License Termination Date. The certifications of DAVA and any other party acting on IMPAX’s or DAVA’s behalf shall be delivered as soon as possible following the License Termination Date.
          (b) IMPAX acknowledges and agrees that IMPAX’s violation or breach of this Patent License Agreement would cause the Purdue Companies to suffer substantial damages and irreparable harm that could not adequately be remedied by an action at law. Accordingly, IMPAX agrees that Purdue Companies will be entitled, without limitation, to specific performance or preliminary or permanent injunctive relief without the requirement of posting a bond in any action, hearing, litigation or suit for violation or breach of this Patent License Agreement, such rights and remedies being in addition to all other rights and remedies available to the Purdue Companies request for any equitable relief that the Purdue Companies have an adequate remedy at law. IMPAX hereby waives and agrees not to raise or assert as a defense or counterclaim in any action brought by the Purdue Companies to enforce IMPAX’s obligations hereunder, any contention of non-infringement, invalidity or unenforceability of the Purdue Patents, or invalidity or unenforceability of the 331 Patent, or any contention under Federal or state antitrust or unfair competition laws; provided, however, that IMPAX shall not be prohibited from providing evidence that the Circuit Court of any U.S. district court has entered a judgment with respect to the validity and/or enforceability of the Purdue Patents for purposes of determining whether or not the Terminal Date shall have occurred. In addition to the foregoing rights and reservations, should IMPAX or DAVA (or any other party acting on their respective behalves) ship any IMPAX Product into interstate commerce for commercial sale in the United States in excess of the Licensed Amount or after the License Termination Date but prior to the Terminal Date (in either case, “Excess Sales”), the Purdue Companies shall have the right to receive, and IMPAX agrees to promptly pay the Purdue Companies (without any waiver or offset by the Purdue Companies of any right to further damages), an amount equal to $0.12 for each milligram of oxycodone of Excess Sales sold; provided, however, that the rate per milligram payable by IMPAX shall be increased by a percentage equal to the amount of any announced percentage increase in the price of the wholesale acquisition cost of the Branded Product (as defined in the Supplemental License Agreement) by the Purdue Companies subsequent to the Signing Date. If, and only if, IMPAX has not complied with Section 11( which shall not, for the avoidance of doubt, affect the liability of IMPAX to make payments to the Purdue Companies in respect of Excess Sales under this Section 2(b)), any breach of the provisions of this Section 2 by DAVA or any licensee, distributor, or nay other party acting in a similar capacity to DAVA shall be deemed to be a breach by IMPAX of this Patent License Agreement.
          (c) If any of the certificates of the Chief Financial Officer of IMPAX (or any other executive officer of IMPAX, if applicable) referred to in Section 2(a) hereof is not delivered to the Purdue Companies in a timely manner, the Purdue Companies shall have, as their sole remedy for such failure to deliver in a timely manner (as opposed to any noncompliance with any of the other requirements of this Patent License Agreement) the right to engage KPMG (provided such firm is not regularly engaged by IMPAX) or other independent certified public accounting firm chosen by the Purdue Companies and reasonably acceptable to IMPAX (a “CPA Firm”) to conduct an audit of IMPAX for the purposes of confirming that no sales of IMPAX Product resulted in Excess Sales. The CPA firm shall be given access to and shall be permitted to examine and copy such books and records of IMPAX, and to the extent permitted by DAVA, of DAVA, as it shall request upon seven (7) business days’ notice having been given by the Purdue Companies and at all reasonable times on business days for the purpose of reporting to the Parties that no sales of IMPAX Product resulted in Excess Sales. Prior to any such examination taking place, the CPA firm shall commit to IMPAX and, to the extent the CPA Firm is afforded access to DAVA’s books and records, DAVA, to keeping all information and data contained in such books and records, strictly confidential and shall not disclose such information or copies of such books and records to any third person, including the Purdue Companies, but shall use the same only for the purpose of the reviews and/or calculations which the CPA Firm needs to perform in order to confirm that no sales of IMPAX Product resulted in Excess Sales. Notwithstanding the foregoing, if the CPA firm determines that sales of IMPAX Product resulted in Excess Sales, then the Purdue Companies shall be entitled to receive a full written report of the CPA Firm with respect to its findings. The determination by the CPA Firm following such audit shall be final and binding on the Parties; provided, however, that IMPAX shall have the right, prior to such determination becoming binding on the Parties, to make a presentation to the CPA Firm (which presentation shall be completed in one (1) business day) to ensure such CPA Firm has adequate information to make its determination; provided further that, the Purdue Companies may be present at such presentation and may make a presentation to the CPA firm following the IMPAX presentation. If the report of the CPA Firm shows that sales of IMPAX Product resulted in Excess Sales, IMPAX shall pay to the Purdue Companies (i) the amount specified in Section 2(b) and (ii) the fees and expenses of the CPA Firm. If the CPA Firm reports that no such sales resulted in Excess Sales, the Purdue Companies shall pay the fees and expenses of the CPA Firm. IMPAX shall cooperate with and shall use its best efforts to cause DAVA and its Affiliates to cooperate with the CPA firm in conducting such audit, including, without limitation, by providing sales records relating to their sale of IMPAX Product.
          (d) The Purdue Companies will use their commercially reasonable efforts to assist IMPAX with respect to its submission of applications to the Drug Enforcement Administration for quota allocations of oxycodone hydrochloride for use in manufacturing the IMPAX Product under the License or the Supplemental License, including providing information about the Settlement Agreement, this Patent License Agreement and the Supplemental License Agreement relevant to such applications by IMPAX.
     3. Food and Drug Administration. (a) Pursuant to 21 C.F.R. § 314.94(a)(12)(v), and within 10 business days after the Signing Date, IMPAX shall submit to the FDA, with a copy to the Purdue Companies, a statement that IMPAX has been granted a license with respect to the Purdue Patents with respect to the IMPAX Product, pursuant to the terms of this Patent License Agreement.
          (b) Pursuant to 21 C.F.R. § 314.107(e), within 10 business days of entry of the Consent Judgment, IMPAX shall submit to the FDA, with a copy to the Purdue Companies, a copy of such Consent Judgment.
          (c) Pursuant to 21 C.F.R. § 314.94(a)(12)(viii)(A), and upon the earliest to occur of (i) the Supplemental License Termination Date (as defined in the Supplemental License Agreement), (ii) the date that is five business days following any termination of this Patent License Agreement by the Purdue Companies for a material breach by IMPAX under Section 10 of this Patent License Agreement, and (iii) November 30, 2007, if the Supplemental License

Agreement has not been entered into, other than as a result of the breach by the Purdue Companies of their obligations under Section 1.1(e) hereof, IMPAX shall submit to the FDA, with a copy to the Purdue Companies, an amendment to IMPAX’s certifications in the IMPAX ANDA with respect to the Purdue Patents, changing those certifications to certifications under 21 C.F.R. § 314.94(a)(12)(i)(A)(3) and requesting that the FDA promptly change the IMPAX ANDA approval from an effective approval to a tentative approval. In the event the Terminal Date (as defined in the Settlement Agreement) has occurred prior to the date upon which IMPAX would otherwise be required to amend, pursuant to the terms of this Section 3(c), IMPAX’s certifications in the IMPAX ANDA, then IMPAX shall not be required to amend such certifications with respect to the IMPAX Product. From and after the Terminal Date, nothing herein will prohibit IMPAX from filing or maintaining with respect to the IMPAX Product a certification, including but not limited to a certification based on invalidity or unenforceability, pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(IV) and 21 C.F.R. § 314.94(a)(12)(i)(A)(4); provided, however, if there is a vacatur, reversal or settlement of the type referred to in paragraph 19(x) or (y) of the Settlement Agreement, then within ten (10) days of the issuance of such reversal or vacatur or within ten (10) days after being notified in writing by the Purdue Companies of such settlement, IMPAX shall submit to the FDA, with a copy to the Purdue Companies, an amendment to IMPAX’s certifications and requests to the FDA specified in the first sentence of this Section 3(c).
     4. Registration. IMPAX will be responsible for, and will bear all costs involved in respect of, the registration of the IMPAX Product with any governmental regulatory agencies.
     5. WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS PATENT LICENSE AGREEMENT OR IN THE SETTLEMENT AGREEMENT, NEITHER PARTY NOR THEIR AFFILIATES MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY,

FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, INCLUDING WITHOUT LIMITATION (1) FOR THE PURDUE COMPANIES, WITH RESPECT TO THE PURDUE PATENTS OR ANY LICENSE GRANTED BY ANY OF THE PURDUE COMPANIES HEREUNDER, OR (2) ANY MATERIALS OR INFORMATION PROVIDED BY SUCH PARTY OR ANY OF ITS AFFILIATES UNDER THIS PATENT LICENSE AGREEMENT OR THE SETTLEMENT AGREEMENT, OR (3) WITH RESPECT TO ANY PRODUCTS OR SERVICES OF EITHER PARTY HERETO OR THEIR AFFILIATES. FURTHERMORE, UNLESS EXPRESSLY STATED IN THIS PATENT LICENSE AGREEMENT OR IN THE SETTLEMENT AGREEMENT, NOTHING IN THIS PATENT LICENSE AGREEMENT OR THE SETTLEMENT AGREEMENT SHALL BE CONSTRUED AS A WARRANTY THAT ANY PATENT, THE PRACTICE OF ANY INVENTION CLAIMED IN AN PATENT OR OTHER PROPRIETARY RIGHTS INCLUDED IN THE PURDUE PATENTS OR ANY LICENSE GRANTED BY ANY OF THE PURDUE COMPANIES DO NOT, OR THE MAKING, HAVE MADE, USING, SELLING, OFFERING FOR SALE OR IMPORTING OF IMPAX PRODUCTS BY IMPAX DOES NOT, INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY WHO IS NOT AN AFFILIATE OF THE PURDUE COMPANIES. IT IS HEREBY AGREED AND ACKNOWLEDGED BY IMPAX THAT THE PURDUE COMPANIES ARE GIVING NO GUARANTEE OR WARRANTY, EXPRESS OR IMPLIED, TO IMPAX IN RELATION TO THE SAFETY OR THERAPEUTIC EFFECTIVENESS OF THE IMPAX PRODUCT. FURTHER, IMPAX WILL NOT GIVE ANY SUCH GUARANTEE OR WARRANTY TO ANY THIRD PARTIES ON BEHALF OF THE PURDUE COMPANIES.

     6. Bankruptcy. The License is, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title XI of the United States Code (the “Bankruptcy Code”), a license of rights to “intellectual property,” as defined in Section 101(56) of the Bankruptcy Code.
     7. Indemnification. (a) IMPAX shall defend, indemnify and hold harmless the Purdue Companies, their Affiliates and the respective owners, directors, officers, agents and employees of each of them (collectively, the “Purdue Parties”), from and against any and all expenses, demands, liabilities, damages or money judgments (“Losses”) incurred by or rendered against the Purdue Parties resulting from (i) any claim, action or proceeding by any third party arising out of the making, use, offer for sale or sale of the IMPAX Product or any products previously made, used or sold under the IMPAX ANDA, (ii) any claim, action or proceeding by any third party arising out of any material breach by IMPAX of any of its representations, warranties, covenants or agreements made under this Patent License Agreement, and (iii) any breach by IMPAX of the fourth through the sixth sentences of Section 2(a) of this Patent License Agreement; provided, however, that IMPAX will not be liable to indemnify the Purdue Parties for any Losses of the Purdue Parties to the extent such Losses were caused by: (x) the negligence or willful misconduct or wrongdoing of the Purdue Parties or (y) any material breach by the Purdue Parties of their representations, warranties, covenants or agreements under this Patent License Agreement and, provided, further, that IMPAX’s maximum liability for claims made (other than claims based on willful misconduct) by the Purdue Companies under Section 7(a)(ii) with respect to claims made by Teva or Endo and for claims made (other than claims based on willful misconduct) by the Purdue Companies under Section 7(a)(iii), shall be limited to the greater of (A) IMPAX’s aggregate gross margin from the sale of IMPAX Product after the Signing Date and (B) $0.06 per milligram of labeled oxycodone hydrochloride sold by IMPAX after the Signing Date and such per milligram rate shall be increased by a percentage equal to the amount of any announced percentage increase in the price of the wholesale acquisition cost of the Branded Product (as defined in the Supplemental License Agreement) by the Purdue Companies subsequent to the Signing Date under this Patent License Agreement (the greater of such amounts, the “Aggregate Gross Margin”), determined in accordance with United States generally accepted accounting principles, consistently applied (and derived from IMPAX’s audited financial statements to the extent possible). In the event that the Purdue Companies object to a determination made by IMPAX as to the Aggregate Gross Margin in connection with a claim for indemnification made by the Purdue Companies hereunder, the Purdue Companies will have the right to engage a CPA Firm to conduct an audit of IMPAX for the purposes of confirming the Aggregate Gross Margin on substantially the same basis as in Section 2(c) hereof. The determination made by the CPA firm following such audit of Aggregate Gross Margin shall be final and binding on the Parties; provided, however, that IMPAX shall have the right, prior to such determination becoming binding upon the Parties, to make a presentation to the CPA Firm (which presentation shall be completed in one (1) business day) to ensure such CPA Firm has adequate information to make its determination; provided further that, the Purdue Companies may be present at such presentation and may make a presentation to the CPA firm following the IMPAX presentation.
          (b) The Purdue Companies shall defend, indemnify and hold harmless IMPAX, its Affiliates, and the respective directors, officers, agents and employees of each of them (together, the “IMPAX Parties”), from and against any and all Losses incurred by or rendered against the IMPAX Parties resulting from (i) any claim, action or proceeding by any third party arising out of the sale by the Purdue Companies of their controlled-release oxycodone product, including the product OxyContin®, (ii) any claim, action or proceeding by any third party arising out of the Purdue Companies material breach of any of their representations, warranties, covenants or agreements made under this Patent License Agreement, and (iii) any breach by the Purdue Companies of paragraph 5(c) of the Settlement Agreement or Section 1(e) of this Patent License Agreement; provided, however, that the Purdue Companies will not be liable to indemnify IMPAX for any Losses of IMPAX to the extent such Losses were caused by: (x) the negligence or willful misconduct or wrongdoing of IMPAX or (y) any material breach by IMPAX of its representations, warranties, covenants or agreements under this Patent License Agreement. The provisions of this Section 7 shall not apply to any claims made by either Party or by third parties under Federal or state antitrust or unfair competition laws.
     8. Purdue Companies Representations and Warranties: Covenant Not to Sue.
          (a) The Purdue Companies hereby represent and warrant as of the date hereof that: (i) each of them has all necessary partnership or corporate, as applicable, power and authority to execute and deliver this Patent License Agreement and to perform its obligations hereunder, and that the execution, delivery and performance of this Patent License Agreement have been duly and validly authorized by each of them; (ii) upon execution and delivery of this Patent License Agreement by each of the Purdue Companies, this Patent License Agreement shall constitute the legal, valid and binding agreement of each of them, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors rights generally and other general equitable principles which may limit the right to obtain certain remedies; (iii) neither the execution, delivery and performance of this Patent License Agreement nor the consummation or performance of this Patent License Agreement by the Purdue Companies shall contravene, conflict with or result in any material violation or material breach, as the case may be, of any law applicable to the Purdue Patents or any material contract to which the Purdue

Companies are a party; (iv) the Purdue Companies or their Affiliates collectively own all right, title and interest in and to each and every patent and/or patent application within the Purdue U.S. Patent Family, and have not granted or otherwise transferred to any third party any right to enforce any patent or patent applications included in. the Purdue U.S. Patent Family, or any right to practice any patent or patent applications included in the Purdue U.S. Patent Family that would conflict with the License granted to IMPAX hereunder; (v) the licenses granted to Teva Pharmaceuticals USA, Inc. (“Teva”) and its Affiliates and Endo Pharmaceuticals Holdings Inc. (“Endo”) and its Affiliates, respectively, are the only licenses or options to license to the Purdue Patents granted by the Purdue Companies for the sale in the United States of any 10 mg, 20 mg, 40 mg or 80 mg controlled-release oxycodone product that is (A) an AB rated generic version of OxyContin® as described in NDA No, 20-553, together with all amendments and supplements thereto or (B) an authorized generic approved pursuant to NDA No. 20-553, together with all amendments and supplements thereto, and (vi) to its knowledge, Purdue has not received any notice of certification pursuant to 21 C.F.R § 3l4.94(a)(12)(i)(A)(4) for any. AB rated genetic version of OxyContin® as described in NDA No. 20-553, together with all amendments and supplements thereto from any third party other than Teva, Endo, Mallinckrodt Inc., KV Pharmaceutical Company and Actavis Totowa LLC, or any of their Affiliates. The Purdue Companies also represent and warrant to IMPAX that any violation or breach of this Patent License Agreement by IMPAX may cause the Purdue Companies to suffer substantial damages and irreparable harm, including causing the Purdue Companies to be in violation or breach of, or severely disadvantaged under, certain material agreements the Purdue Companies have entered into with third parties, provided however, that the Purdue Companies acknowledge and agree that IMPAX has not been provided a copy of such agreements nor an opportunity to review such agreements.
          (b)  The Purdue Companies hereby covenant that neither they, nor any of their Affiliates will sue, assert any claim or counterclaim against or otherwise participate in any action or proceeding in the United States against IMPAX or its Affiliates claiming that the manufacture, use, sale, offer for sale or importation of IMPAX Product (i) pursuant to the License between the Signing Date and the License Termination Date, and (ii) pursuant to the Supplemental License, assuming the Supplemental License Agreement is entered into, between the Commencement Date and the Supplemental License Termination Date, infringes any patents owned, licensed, or controlled by the Purdue Companies or their Affiliates. Moreover, if and only if (1) the Supplemental License Agreement is entered into and IMPAX does not breach Section 2(a) thereof, (2) the Purdue Companies or their Affiliates assert one but not both claims of the U.S. Patent 5,508,042 in a case or proceeding leading to the occurrence of the Terminal Date by virtue of paragraph 5(a)(B) of the Settlement Agreement, and (3) IMPAX manufactures, uses, sells, offers for sale or imports 10, 20 or 40 mg dosage strength IMPAX Product thereafter, then the Purdue Companies hereby covenant that neither they nor any of their Affiliates will sue, assert any counterclaim against or otherwise participate in any action or proceeding against IMPAX or its Affiliates in the United States claiming that the manufacture, use, sale, offer for sale or importation of 10, 20 or 40 mg dosage strength IMPAX Product infringes the claim of U.S. Patent No. 5,508,042 not asserted in the case or proceeding leading to the occurrence of the Terminal Date by virtue of paragraph 5(a)(B) of the Settlement Agreement; provided, however, if the judgment referred to in paragraph 5(a)(B) of the Settlement Agreement is subsequently reversed or vacated or the case or proceeding is settled by the parties, then such covenant shall terminate 48 hours after the issuance of such reversal or vacatur or 48 hours after IMPAX receives notice of the settlement of such case or proceeding. These covenants not to sue shall be non-transferable, (except as provided in Section 12 of this Patent License Agreement). Nothing in this Section shall be interpreted to prohibit the Purdue Companies from (A) suing, asserting any claim or counterclaim against or otherwise participating in any action or proceeding against IMPAX with respect to any formulations of oxycodone (other than the activities permitted pursuant to the License or the Supplemental License or other than the covenants granted in the first and second sentences of this Section 8(b)), or (B) enforcing this Patent License Agreement, the Settlement Agreement, the Supplemental License Agreement or the Consent Judgment. Notwithstanding any provision herein to the contrary, this Section does not apply to, negate, or in any way limit any legal rights which the Purdue Companies may have relating in any manner to claims regarding any patents against owners, holders, licensees or beneficiaries of an ANDA (other than the manufacture, use, sale, offer for sale or importation of IMPAX Product under clause (A) of the immediately preceding sentence of this Section 8(b)) approved by, or submitted before or after the date of this Patent License Agreement to, the FDA for a controlled-release oxycodone product that is an AB rated generic version of OxyContin® (oxycodone hydrochloride controlled-release) Tablets under NDA No. 20-553, together with all amendments and supplements thereto, regardless of whether such ANDA owner, holder, licensee or beneficiary is or would otherwise be a manufacturer, supplier, importer, distributor, purchaser or user of the IMPAX Product. The Purdue Companies further acknowledge that: (I) the appropriate remedy for breach of this Section 8(b) by the Purdue Companies is immediate dismissal, with prejudice of any patent infringement action brought in breach of this Section 8(b); (II) time is of the essence in dismissing any action brought in breach of this Section 8(b); and (III) that any available form of expedited relief to have the dismissal granted and/or considered on appeal, including but not limited to, a motion for hearing on shortened time, shall be appropriate in the event any of the Purdue Companies brings an action in violation of this Section 8(b). The Purdue Companies further agree not to oppose directly or indirectly, any motion to dismiss an action brought in breach of this Section 8(b) and not to oppose any request for expedited ruling on such motion to dismiss.
          (c) The Purdue Companies hereby covenant that prior to the License Termination Date and between the Commencement Date and the Supplemental License

Termination Date, if the Supplemental License Agreement is entered into, neither they, nor any of their Affiliates, will file, assist (directly or indirectly) in the filing of, cause any other person (directly or indirectly) to file, participate (directly or indirectly) in, or otherwise assist (directly or indirectly) a citizens' petition under 21 CFR 10.30, 10.33 or 10.35 requesting agency action inconsistent with the License or the Supplemental License; provided that IMPAX has been in full compliance with the provisions of the fourth, fifth and sixth sentences of Section 2(a) of this Patent License Agreement. The Purdue Companies further acknowledge that IMPAX would suffer substantial and irreparable harm from their breach of this covenant, that IMPAX would not have an adequate remedy at law for such breach, and that a temporary restraining order, preliminary injunction, and/or permanent injunction requiring withdrawal of such citizens' petition would be an appropriate remedy for such breach.
     9. IMPAX’s Representations and Warranties. IMPAX hereby represents and warrants as of the date hereof that: (i) it has all necessary corporate power and authority to execute and deliver this Patent License Agreement and to perform its obligations hereunder, and that the execution, delivery and performance of this Patent License Agreement have been duly and validly authorized by it; (ii) upon execution and delivery of this Patent License Agreement by IMPAX, this Patent License Agreement shall constitute the legal, valid and binding agreement of IMPAX, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and other general equitable principles which may limit the right to obtain certain remedies; (iii) neither the execution, delivery and performance by IMPAX of this Patent License Agreement nor the consummation or performance of this Patent License Agreement by IMPAX shall contravene, conflict with or result in any material violation or material breach, as the case may be, of any law applicable to IMPAX or any material contract to which IMPAX is a party; and (iv) no party other than IMPAX and DAVA is authorized to ship items from IMPAX’s warehouse.
     10. Termination. In the event of a material breach by IMPAX of this Patent License Agreement or the Settlement Agreement, the Purdue Companies will have the right to terminate this Patent License Agreement upon written notice to IMPAX, such termination to take effect immediately upon the delivery of such notice to IMPAX.
     11. DAVA Breach Event. Notwithstanding anything to the contrary contained in this Patent License Agreement (except for liability in respect of Excess Sales in Section 2(b) hereof), including without limitation the first sentence of Section 1(e) and the last sentence of Section 2(b) hereof, IMPAX shall not be deemed to have breached this Patent License Agreement to the extent that such breach has resulted solely from the actions (or inactions) of DAVA under the DAVA Supply Agreement that were not directly or indirectly taken (or not taken) at the direction of IMPAX or in any way suggested, encouraged or expressly or tacitly approved of, authorized, waived or released by IMPAX (any such event, a “DAVA Breach Event”), provided that IMPAX shall have complied with each of the following:
               (i) Within two days of the Signing Date, IMPAX shall have delivered a written notice to DAVA and DDN/Obergfel Pharmaceutical Logistics (“DDN”), in a form reasonably acceptable to the Purdue Companies, notifying such persons of the License Termination Date, that such persons will be prohibited from selling, offering for sale, making customer solicitations, or shipping IMPAX Product from and after such date, that any rights granted to DAVA under Section 1(d) will have expired, and, with respect to DAVA only, of IMPAX’s intention to pursue all available legal and equitable remedies against DAVA to the extent that DAVA takes any such actions from and after such date; including the sale, offer for sale, distribution or shipment of IMPAX Product.
               (ii) Upon the earlier of (A) any time during the period commencing on June 7, 2007 and ending on June 21, 2007 and (B) within two business days of receipt of a written request from the Purdue Companies after the License Termination Date, IMPAX shall have delivered a written notice to DAVA and DDN in the same form as the notice provided, under clause (i) above, notifying such persons of the License Termination Date, that such persons will be prohibited from selling, offering, for sale, making customer solicitations or shipping IMPAX Product from and after such date, that any rights granted to DAVA under Section 1(d) will have expired, and, with respect to DAVA only, of IMPAX’s intention to pursue all available legal and equitable remedies against DAVA to the extent that DAVA takes any such actions from and after such date, including the sale, offer for sale, distribution or shipment of IMPAX Product.
               (iii) IMPAX shall have used its best efforts to cause DAVA to deliver the certifications required by Section 2(a) hereof.
               (iv) If the License Termination Date shall have occurred, IMPAX shall have delivered a written notice to DAVA within two business days thereafter requesting that any IMPAX Product then in DAVA’s possession or control promptly be returned to IMPAX, at IMPAX’s expense.
               (v) IMPAX shall forward copies of the notices referred to in clauses (i), (ii) and (iv) above to the Purdue Companies in the manner provided in Section 16, within two business days of the sending of each such notice,

               (vi) If a DAVA Breach Event shall have occurred, IMPAX shall pursue any and all legal and equitable remedies it may have against DAVA in connection with the facts and circumstances giving rise to such event, and shall allow the Purdue Companies to participate in any action or claim that it makes and/or asserts against DAVA in relation thereto at IMPAX’s expense (including any expense incurred by the Purdue Companies for the retention of its own counsel in connection with such matter). Any recoveries made against DAVA in accordance with this Section 11 shall be for the benefit of, and be promptly paid by IMPAX to, the Purdue Companies.
               (vii) IMPAX shall have monitored DAVA’s inventory levels of IMPAX Product prior to the License Termination Data as reported to IMPAX under and in a manner consistent with the DAVA Supply Agreement and via any other lawful method reasonably available to IMPAX, and shall have taken steps reasonably calculated to ensure, based on such information, that IMPAX Product is not supplied to DAVA in an amount that is reasonably anticipated to have resulted in Excess Sales, and to minimize the inventory of IMPAX Product in DAVA’s possession or control as of the License Termination Date.
     12. No Assignment. This Patent License Agreement is binding upon and shall inure to the benefit of each Party hereto and each of its successors and permitted assigns. IMPAX may not assign (by way of merger, acquisition, statute, operation of law or otherwise) this Patent License Agreement (an “Assignment”) without the prior written consent of the Purdue Companies which may be withheld in the Purdue Companies’ sole discretion; provided, however, that the Purdue Companies’ consent shall not be required if such Assignment is part of the transfer of all or substantially all of IMPAX’s assets or all of the equity or capital stock of IMPAX; provided that such assignee is bound by and subject to the Settlement Agreement. Any

Assignment, attempted Assignment or assignment of the rights granted hereunder by IMPAX, in contravention of the provisions of this Section 12 shall be void and shall have no force or effect. In the event that any of the Purdue Companies (or any of their respective successors and assigns) sells or assigns (other than in connection with the grant of a security interest) any of the Purdue Patents to any other person or entity, such person or entity shall agree to assume the obligations of such Purdue Company under this Patent License Agreement in writing as a condition to such acquisition.
     13. Entire Agreement. This Patent License Agreement, along with the Settlement Agreement and the documents referred to herein and therein, set forth the entire agreement and understanding among the Parties hereto as to the subject matter hereof and supersede all other documents, oral consents or understandings, if any, made between the Purdue Companies and IMPAX (excluding any agreements or stipulations endorsed by court order) before the Signing Date with respect to the subject matter hereof. None of the terms of this Patent License Agreement shall be amended or modified except in a writing signed by each of the Parties hereto. To the extent there is an inconsistency between any provision of this Patent License Agreement and the Settlement Agreement, the provisions of the Settlement Agreement shall govern. The Parties acknowledge that there have been a number of drafts of this Patent License Agreement exchanged between them prior to the Parties’ agreement on the final version of this Patent License Agreement which has been executed by them. The Parties expressly agree that all such prior drafts have been superseded by this executed Patent License Agreement and shall not be used in any dispute between the Parties as evidence with respect to interpreting the meaning of any provision of this Patent License Agreement.

     14. Enforceability. Any term or provision of this Patent License Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Patent License Agreement in such jurisdiction or in any other jurisdiction.
     15. Governing Law. This Patent License Agreement, and the rights and obligations created hereunder, shall be governed by and interpreted according to the substantive laws of the State of New York without regard to its choice of law or conflicts of law principles.
     16. Notices. Any notice required under this Patent License Agreement shall be in writing and shall be given (and shall be deemed to be duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
     If to any of the Purdue Companies:
Purdue Pharma L.P.
One Stamford Forum
201 Tresser Boulevard
Stamford, CT 06901-3431
Attn: Howard R. Udell
Executive Vice President
Chief Legal Officer
Fax No.: (203) 588-6204
with a copy to:
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY 10112
Attn: Stuart D. Baker
Fax No.: (212) 489-7130
If to IMPAX:

IMPAX Laboratories, Inc.
30831 Huntwood Avenue
Hayward, CA 94544
Attention: Chief Executive Officer
Fax No.: 510-471-1595
with a copy to:
IMPAX Laboratories, Inc.
30831 Huntwood Avenue
Hayward, CA 94544
Attention: Legal Department
Fax No.: 510-476-2092
     17. Effect of Waiver. A waiver by any Party of any term or condition of this Patent License Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Patent License Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of any of the Parties.
     18. Legal Advice; Investigation. Each of the Parties agrees that it has received independent legal advice from its attorneys with respect to the rights and asserted rights arising out of this Patent License Agreement and the Settlement Agreement. Each of the Parties further agrees that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Patent License Agreement, prior to the execution hereof.
     19. Counterparts. This Patent License Agreement may be executed in counterparts (including by facsimile or other electronic transmission), and each fully executed counterpart shall be deemed an original of this Patent License Agreement.
     20. Definitions. All capitalized terms used herein and not defined shall have the meanings specified in the Settlement Agreement. The definitions of the terms herein apply equally to the singular and plural of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and (B) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Patent License Agreement in its entirety and not to any particular provision hereof.
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Patent License Agreement Signature Page
     IN WITNESS WHEREOF, each of the Parties has caused this Patent License Agreement to be executed as of the date first written above by its duly authorized officer or agent.

PURDUE PHARMA L.P.
By:	Purdue Pharma Inc., its general partner
By:	/s/ Edward B. Mahony
	Name:	Edward B. Mahony
	Title:	Executive V.P., Chief Financial Officer

THE P.F. LABORATORIES, INC.
By:	/s/ Edward B. Mahony
	Name:	Edward B. Mahony
	Title:	Executive V.P., Chief Financial Officer

PURDUE PHARMACEUTICALS L.P.
By:	Purdue Pharma Inc., its general partner
By:	/s/ Edward B. Mahony
	Name:	Edward B. Mahony
	Title:	Executive V.P., Chief Financial Officer

IMPAX LABORATORIES, INC.
By:	/s/ Larry Hsu
	Name:	Larry Hsu
	Title:	President & CEO

     On April 12, 2007 before the undersigned Notary Public in and for Alameda County, California, personally came and appeared Larry Hsu, who deposed and said that he initially affixed his signature to this document on March 30, 2007 on behalf of Impax Laboratories, Inc. and appears herein to execute the document in the presence of the undersigned Notary after being duly sworn.

/s/ Larry Hsu
Larry Hsu

/s/ Alison K. Skamangas
Notary Public

Schedule 1
To Patent License Agreement

Dosage Strength	Number of Bottles

10 mg	99,000
20 mg	173,000
40 mg	157,000
80 mg	94,000